CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 25, 2009 and September 29, 2009, relating to the financial statements and financial highlights which appear in the July 31, 2009 Annual Reports to Shareholders of Nuveen Managed Accounts Portfolios Trust which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 25, 2009